Exhibit 14

STATEMENT OF DIRECTORS’ RESPONSIBILITIES

UK company law requires the directors to prepare financial statements for each financial year which give a true and fair view of the state of affairs of the company and of the profit or loss for that period. In preparing those financial statements, the directors are required to:

•	select suitable accounting policies and apply them consistently;

•	make judgements and estimates that are reasonable and prudent;

•	state whether applicable accounting standards have been followed, subject to any material departures disclosed and explained in the financial statements;

•	prepare the financial statements on a going concern basis unless it is inappropriate to presume that the company will continue in business.

The directors are responsible for keeping proper accounting records which disclose with reasonable accuracy at any time the financial position of the company and to enable them to ensure that the financial statements comply with the Companies Act 1985. They have general responsibility for taking such steps as are reasonably open to them to safeguard the assets of the company and to prevent and detect fraud and other irregularities.

Sportech PLC Form 20-F for the year ended 31 December 2003

PricewaterhouseCoopers LLP 8 Princes Parade, St. Nicholas Place Liverpool L3 1QJ

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Sportech plc

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of cash flows and of changes in shareholders’ equity present fairly, in all material respects, the financial position of Sportech plc and its subsidiaries at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United Kingdom. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Accounting principles generally accepted in United Kingdom vary in certain important respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in Note 30 to the consolidated financial statements.

/s/ PricewaterhouseCoopers

PricewaterhouseCoopers LLP
Chartered Accountants and Registered Auditors
Liverpool, England

26 March 2004

Sportech PLC Form 20-F for the year ended 31 December 2003	F - 2

CONSOLIDATED PROFIT AND LOSS ACCOUNT

for the year ended 31 December 2003

(£m except for share data)

	Notes	2001		2002	2003
		£m		£m	£m
Group turnover	3	183.3		195.3	207.9

Cost of sales		(129.3)		(139.4)	(153.0)

Gross profit		54.0		55.9	54.9

Net operating expenses	5	(45.4)		(44.5)	(45.4)

Operating profit		8.6		11.4	9.5

Profit on sale of Technology Patents	6	—		—	0.6
Profit on sale of tangible fixed assets	5	—		1.4	—
Net interest payable and similar items	7	(9.2)		(8.2)	(6.6)

Profit/(loss) on ordinary activities before taxation		(0.6)		4.6	3.5

Tax on profit/(loss) on ordinary activities	10	(2.1)		(1.7)	(3.7)

Retained profit/(loss) for the financial period	21	(2.7)		2.9	(0.2)

Earnings per share
Basic and diluted	11	(0.5	)p	0.5p	(0.0	)p

All operations are continuing.

The company has no other recognised gains or losses other that the loss for the financial year shown above.

The profit and loss accounts are stated in £ sterling.

The accompanying notes on pages F-7 to F-41 are an integral part of these financial statements.

Sportech PLC Form 20-F for the year ended 31 December 2003	F - 3

CONSOLIDATED BALANCE SHEET

as at 31 December 2003

	Notes	2002	2003
		£m	£m
FIXED ASSETS
Intangible assets	12	155.1	146.4
Tangible assets	13	8.5	9.1

		163.6	155.5

CURRENT ASSETS
Stock	15	0.1	—
Debtors
- due within one year	16	8.3	9.5
- due after more than one year	16	1.0	0.7
Cash at bank and in hand	17	6.0	4.1

		15.4	14.3

CREDITORS:
Amounts falling due within one year	18	(43.5)	(44.3)

NET CURRENT (LIABILITIES)		(28.1)	(30.0)

TOTAL ASSETS LESS CURRENT LIABILITIES		135.5	125.5

CREDITORS:
Amounts falling due after more than one year	19	(104.0)	(94.2)

		31.5	31.3

CAPITAL AND RESERVES
Called up share capital	21	29.6	29.6
Share premium account	21	—	—
Profit and loss account	21	1.9	1.7

TOTAL EQUITY SHAREHOLDERS FUNDS		31.5	31.3

The balance sheets are stated in £ sterling.

The accompanying notes on pages F-7 to F-41 are an integral part of these financial statements.

Sportech PLC Form 20-F for the year ended 31 December 2003	F - 4

CONSOLIDATED CASH FLOW STATEMENT

for the year ended 31 December 2003

	Notes	2001	2002	2003
		£m	£m	£m
Net cash inflow from operating activities	22	15.7	18.1	18.6

Returns on investments and servicing of finance:
Interest received		0.4	0.2	0.2
Interest paid		(10.2)	(8.3)	(6.5)
Purchase of interest rate cap		(0.9)	—	—

Net cash outflow from returns on investments and servicing of finance		(10.7)	(8.1)	(6.3)

Taxation		(4.3)	(2.6)	(3.1)

Capital expenditure:
Purchase of tangible fixed assets		(2.0)	(4.1)	(2.6)
Purchase of intangible fixed assets		—	(0.8)	(0.4)
Sale of tangible fixed assets		0.2	2.6	0.1
Net proceeds from sale of Technology Patents	6	—	—	0.6

Net cash outflow from capital expenditure and financial investment		(1.8)	(2.3)	(2.3)

Acquisition of business:	14
Acquisition of Zetters Pools business		—	(1.4)	—
Acquisition expenses		—	(0.1)	—
Net cash acquired with business		—	0.7	—

Net cash outflow from acquisitions		—	(0.8)	—

Cash inflow before management of liquid resources and finance		(1.1)	4.3	6.9

Financing:
Net loans repaid		(6.0)	(14.0)	(10.0)

Net cash outflow from financing		(6.0)	(14.0)	(10.0)

Decrease in net cash		(7.1)	(9.7)	(3.1)

The cash flow statements are stated in £ sterling.

The accompanying notes on pages F-7 to F-41 are an integral part of these financial statements.

Sportech PLC Form 20-F for the year ended 31 December 2003	F - 5

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Notes	Ordinary share capital	Deferred share capital	Share premium account	Profit and loss account reserve	Total
		£m	£m	£m	£m	£m
Balance as at 31 December 2000		29.6	0.9	47.1	(46.3)	31.3
Retained loss		—	—	—	(2.7)	(2.7)

Balance as at 31 December 2001		29.6	0.9	47.1	(49.0)	28.6
Cancellation of deferred share capital	21	—	(0.9)	—	0.9	—
Transfer of share premium account	21	—	—	(47.1)	47.1	—
Retained profit		—	—	—	2.9	2.9

Balance as at 31 December 2002		29.6	—	—	1.9	31.5
Retained loss		—	—	—	(0.2)	(0.2)

Balance as at 31 December 2003	21	29.6	—	—	1.7	31.3

The consolidated statements of changes in shareholders’ equity are stated in £ sterling.

The accompanying notes on pages F-7 to F-41 are an integral part of these financial statements.

Sportech PLC Form 20-F for the year ended 31 December 2003	F - 6

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.	Basis of Consolidated Financial Statements

a)	General

Unless the context indicates otherwise, the “Company”, “Group” and “Sportech” refer to Sportech PLC and its subsidiaries collectively. On 4 September 2000, Sportech acquired Littlewoods Gaming, which comprised the football pools, fixed odds betting and charity lottery management businesses of The Littlewoods Organisation PLC. Consequent to this acquisition the focus of the business has changed to that sector and the Company changed its name from Rodime PLC to Sportech PLC.

Until the acquisition of Littlewoods Gaming, the Company’s principal activity was the licensing and exploitation of its patents covering disk drive technology and its principal objective was to collect royalties from third parties on the manufacture and sale of disk drives in respect of which the Company held patents registered in the United States, Canada, and major European countries. Subsequent to 4 September 2000 the core activities of the Company have been extended to the operation of football pools, games, lotteries and sports betting. The Company operates almost exclusively within the United Kingdom and expects that a large portion of its profits will be generated by one business stream, football pools. Subsequent to the sale of the Technology Patents business, Littlewoods Gaming is the Company’s core activity.

Amounts in the accompanying consolidated financial statements are expressed in £sterling in millions unless otherwise indicated. At 31 December 2003, the United States dollar exchange rate for pounds sterling was $1.79 = £1 (31 December 2002, $1.61 = £1).

b)	Generally accepted accounting principles

The accompanying financial statements have been prepared on the historical cost basis in conformity with accounting practices generally accepted in the United Kingdom which differ in certain material respects from generally accepted accounting principles in the United States (“US GAAP”); see note 30 for details of these differences.

The accompanying financial statements do not represent the statutory financial statements of the Company which are presented in accordance with the form and contents requirements of the UK Companies Act 1985 and filed with the Registrar of Companies in Scotland. The financial statements have been prepared on a going concern basis.

c)	Subsidiaries included in the consolidation

These financial statements consolidate the results of Sportech PLC and its wholly owned subsidiaries which are listed below.

Name of company	Incorporated in…	Nature of business
Littlewoods Gaming Limited *	England & Wales	Intermediate holding company
Littlewoods Promotions Limited	England & Wales	Betting & gaming
Littlewoods Leisure Marketing Services Limited	England & Wales	Dormant
Littlewoods Competitions Company Limited	England & Wales	Dormant
Littlewoods Lotteries Limited	England & Wales	Management of charity lotteries
Littlewoods Pools Limited	England & Wales	Dormant
Littlewoods of Liverpool Limited	England & Wales	Asset hiring
Bet 247 Limited	England & Wales	Gaming
Littlewoods Leisure.com Limited	England & Wales	Dormant
UKCL Limited	England & Wales	Dormant
Rodime Technologies Limited *	Scotland	Dormant
Littlewoods Isle of Man Limited *	Isle of Man	Gaming
Littlewoods Alderney Limited	Alderney	Gaming
Littlewoods Bet Direct Limited	England & Wales	Dormant
LWL Management NV	Netherlands Antilles	Gaming
Littlewoods Leisure Limited	England & Wales	Dormant
Sportech Trustees Limited *	England & Wales	Pension fund trustee

*	- Held directly by Sportech plc

Sportech PLC Form 20-F for the year ended 31 December 2003	F - 7

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

2.	Summary of Significant Accounting Policies

A summary of the more important group accounting policies is set out below. These have been applied consistently throughout the year and the preceding period.

a)	Basis of consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are 100% owned. All intercompany balances have been eliminated on consolidation. The results of subsidiary undertakings are included from the date of acquisition.

b)	Turnover

Turnover represents:

•	The value of entry fees receivable in respect of football pools based on the date of the event

•	The value of bets received in relation to fixed odds betting based on the date of the event

•	Gross gaming yield received from casino gaming activities based on the date of the event

•	The value of goods and services sold to external customers, including management fees to registered charities for the management of charity lotteries, exclusive of value added tax.

Management fees to registered charities for the management of charity lotteries are based on sales estimates. Sales estimates are calculated by reference to the number of prizes paid for the lotteries concerned if the tickets have been distributed to external vendors without EPOS systems, or on actual sales made by external vendors with EPOS systems. Final sales for each lottery are based on actual cash collected by external vendors. Each lottery may be active over a period encompassing one to three financial years. Any difference between the estimated sales and the final cash sales is adjusted in the year in which the final lottery position is determined.

Income which arose from the patents formerly owned by the company was accounted for either when agreement was reached for a non-refundable lump sum settlement or, in the case of running royalties, when the product to which the royalty relates was manufactured or sold by licensees in the USA. Following the disposal of the Technology Patents business, no further income or expenditure will arise from this source.

c)	Deferred income

Deferred income is recognised as the value of entry fees receivable in respect of competitions and sporting events held subsequent to the end of the financial period.

d)	Patents and patent costs

Patent costs (including those relating to pending applications) are expensed as incurred. The value of the Company’s intellectual property is not reflected in the balance sheet.

e)	Deferred taxation

Deferred tax is provided in full on all timing differences which result in either an obligation at the balance sheet date to pay more tax or a right to pay less tax. Deferred tax assets are only recognised to the extent that it is more likely than not they will crystallise. Assets and liabilities are calculated at rates expected to apply when they crystallise, and are not discounted.

f)	Stock

Stock is valued at the lower of cost and estimated realisable value. Cost is based on the first in, first out method of valuation.

g)	Foreign currencies

Transactions in foreign currencies are translated into sterling at the rate of exchange ruling at the date of the transaction. Monetary assets and liabilities in foreign currencies are translated at the rate of exchange ruling at the balance sheet date. Profits and losses on foreign exchange transactions, relating to the supply of merchandise are taken through the profit and loss account in the period in which they arise.

Sportech PLC Form 20-F for the year ended 31 December 2003	F - 8

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

2.	Summary of Significant Accounting Policies (continued)

h)	Tangible fixed assets

Tangible fixed assets are carried at historical cost less accumulated depreciation.

i)	Depreciation

Depreciation is provided on a straight-line basis to write off the cost of fixed assets over their anticipated useful lives at the annual rates set out in “Item 5A - Operating Results”.

j)	Goodwill and other intangible fixed assets

Goodwill arising on consolidation represents the excess of the fair value of consideration given over the fair value of the separable net assets acquired. Goodwill is capitalised and is amortised on a straight-line basis over the shorter of 20 years or the anticipated life of the goodwill.

Other intangible fixed assets comprises externally generated costs incurred in respect of developing interactive television gaming products. These costs are amortised through the profit & loss account over their estimated useful lives (5 years) once trading has commenced.

Advance commissions paid to television broadcasters in accordance with the terms of broadcasting contracts are held within prepayments and are recovered against commissions due to broadcasters over the life of the relevant contract. The Directors consider that sufficient revenue will be generated over the lives of the contracts concerned to recover these payments.

k)	Impairment of fixed assets and goodwill

Fixed assets and goodwill are subject to review for impairment in accordance with FRS 11, Impairment of Fixed Assets and Goodwill. Any impairment would be recognised in the profit and loss account in the year in which it occurs.

l)	Leased assets

Rentals payable under operating leases are charged to the profit and loss account on a straight line basis over the lease term.

m)	Pension contributions

Contributions to employees defined contribution schemes are charged to the profit and loss account as incurred. The Group has adopted the transitional arrangements of FRS 17. For the defined benefits scheme, pension costs are accounted for on the basis of charging the expected cost of providing pensions over the period during which the Group benefits from the employees services. The effects of variations from regular cost are spread over the expected average remaining service lives of members of the scheme.

n)	Financial instruments

The Group uses derivative financial instruments to reduce exposure to foreign currency risk and interest rate movements. The Group does not hold or issue derivative financial instruments for speculative purposes.

o)	Website development costs

In line with UITF Abstract 29 “Website Development Costs”, the Group has capitalised design and development costs relating to on-line casinos. These costs are being amortised over their anticipated useful lives (four years). Pre-design and development costs are charged to the profit and loss account as incurred.

Sportech PLC Form 20-F for the year ended 31 December 2003	F - 9

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

3.	Turnover

	2001	2002	2003
	£m	£m	£m
Generated from the United States:
Technology Patents – running royalties	—	—	—

Generated from the United Kingdom:
Football Pools	119.0	100.8	89.7
Games & Lotteries	12.5	11.4	16.5
Interactive Television Gaming	—	—	—
Betting	51.8	83.1	101.7

	183.3	195.3	207.9

4.	Segmental information

	2001	2002	2003
	£m	£m	£m
Profits/(losses)
Generated from the United States:
Technology Patents	(0.6)	—	—
Generated from the United Kingdom:
Football Pools	23.2	25.6	25.6
Games & Lotteries *	0.5	0.9	1.0
Interactive Television Gaming	(1.6)	(2.3)	(3.6)
Sports Betting	(4.0)	(2.0)	(3.1)
Restructuring costs **	—	(2.0)	(1.3)
Amortisation of goodwill **	(8.9)	(8.8)	(9.1)

Operating profit	8.6	11.4	9.5
Profit on sale of tangible fixed assets	—	1.4	—
Profit on sale of tangible Technology Patents	—	—	0.6
Net interest payable and similar items	(9.2)	(8.2)	(6.6)

Profit/(loss) before taxation	(0.6)	4.6	3.5

Net assets
Football Pools		48.8	52.9
Games & Lotteries		(2.1)	(1.2)
Interactive Television Gaming		(3.2)	(6.2)
Sports Betting		(12.0)	(14.2)
Technology Patents		—	—

		31.5	31.3

*	- included within this in 2002 is £0.5m profit on sale of Pull Tabs lottery business
**	- principally Football Pools

Sportech PLC Form 20-F for the year ended 31 December 2003	F - 10

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

5.	Net operating expenses

	2001	2002	2003
	£m	£m	£m
Distribution costs	(0.1)	(0.1)	(0.1)

Amortisation of goodwill on acquisitions	(8.9)	(8.8)	(9.1)
Restructuring costs	—	(2.0)	(1.3)
Other administrative expenses	(36.4)	(33.6)	(34.9)

Administrative expenses	(45.3)	(44.4)	(45.3)

Net operating expenses	(45.4)	(44.5)	(45.4)

The restructuring costs in 2002 relate to the introduction during the year of new technology for the marking of football pools coupons. This technology is less labour and space intensive than the technology it replaced. In consequence, there was a significant reduction in staff requirements, and the restructuring costs of £2.0m comprise £1.8m of redundancy payments and £0.2m of other costs. The smaller scale of new coupon processing equipment also enabled processing to be concentrated in one of two pools processing buildings. The surplus land and building were sold for redevelopment generating proceeds of £2.0m and realising an exceptional gain on disposal of £1.4m.

The restructuring costs in 2003 relate to the transfer of the Zetters Football Pools operation from London to Liverpool and also to costs incurred in respect of a reorganisation subsequent to the sale of the Technology Patents business.

6.	Profit on sale of Technology Patents

	2001	2002	2003
	£m	£m	£m
Profit on sale of Technology Patents	—	—	0.6

During 2003 the Group sold its portfolio of Technology Patents for $1.5m (£0.9m).

Disposal costs of £0.3m resulted in a profit on sale of £0.6m.

7.	Net interest payable and similar items

	2001	2002	2003
	£m	£m	£m
Interest payable on bank loans and overdrafts	(9.6)	(8.3)	(6.5)
Interest receivable	0.4	0.2	0.2
Amortisation of interest rate cap premium	—	—	(0.3)
Amortisation of loan arrangement fee	—	(0.1)	—

	(9.2)	(8.2)	(6.6)

Sportech PLC Form 20-F for the year ended 31 December 2003	F - 11

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

8.	Staff costs

	2001	2002	2003
	Number	Number	Number
Average number of monthly employees comprised:
Sales and marketing	120	109	136
Operations and distribution	344	281	231
Administration	164	164	145

	628	554	512

	£m	£m	£m
Their aggregate remuneration comprised:
Wages and salaries	10.5	11.0	11.0
Social security costs	0.9	0.9	0.9
Other pension costs	0.8	0.6	0.6

	12.2	12.5	12.5

On average, less than 40% of the Company’s employees are temporary employees.

All of the Company’s employees are located in the United Kingdom.

9.	Directors’ remuneration

	2001	2002	2003
	£’000	£’000	£’000
Emoluments	583	540	613
Defined benefit scheme contributions	49	25	26
Compensation for loss of office	30	—	309

	662	565	948

Fees paid to third parties	114	25	25

Emoluments paid to the highest paid director are as follows:
Aggregate emoluments	261	261	278

Compensation for loss of office	—	—	309

Company contributions to a personal defined contribution benefit plan	11	14	14

David Mathewson is the Audit Committee’s Financial Expert.

Sportech PLC Form 20-F for the year ended 31 December 2003	F - 12

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

10.	Tax on profit/(loss) on ordinary activities

	2001	2002	2003
	£m	£m	£m
Current tax:
UK corporation tax – on trading profits	1.7	3.2	3.4
Adjustments in respect of prior periods	—	(2.1)	—

Total current tax	1.7	1.1	3.4

Deferred tax
Current year	0.4	0.5	0.3
Adjustments in respect of prior periods	—	0.1	—

Total deferred tax	0.4	0.6	0.3

Total taxation charge	2.1	1.7	3.7

The current tax for the period is higher (2002: lower) than the standard rate of corporation tax in the UK (30%). The differences are explained below:

	2001	2002	2003
	£m	£m	£m
Profit/(loss) on ordinary activities before tax	(0.6)	4.6	3.5

Profit/(loss) on ordinary activities multiplied by the standard rate of corporation tax in the UK of 30%	(0.2)	1.4	1.0
Effects of:
Tax impact of disallowable goodwill write off	2.7	2.6	2.6
Tax impact of fair value adjustments	(0.5)	—	—
Other permanent differences	0.1	(0.3)	0.1
Origination and reversal of timing differences	(0.4)	(0.5)	(0.3)
Adjustments to tax in respect of prior periods	—	(2.1)	—

Total current tax	1.7	1.1	3.4

11.	Earnings per share

The calculations of earnings per share are based on the following profits attributable to ordinary shareholders and the weighted average numbers of shares.

	2001	2002	2003
Earnings (£m)	(2.7)	2.9	(0.2)
Weighted average number of shares (‘000)	592,074	592,074	592,074
Basic and diluted earnings per share (p)	(0.5)	0.5	(0.0)

Sportech PLC Form 20-F for the year ended 31 December 2003	F - 13

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

12.	Intangible fixed assets

	Goodwill	Other	Total
	£m	£m	£m
Cost:
At 1 January 2003	174.8	0.8	175.6
Additions	—	0.4	0.4

At 31 December 2003	174.8	1.2	176.0

Amortisation:
At 1 January 2003	20.5	—	20.5
Provided during the period	9.1	—	9.1

At 31 December 2002	29.6	—	29.6

Net book value:
At 31 December 2002	154.3	0.8	155.1
At 31 December 2003	145.2	1.2	146.4

Goodwill represents:

•	the goodwill arising on the acquisition of Littlewoods Gaming which is being amortised on a straight-line basis over 20 years. This is the period over which the directors estimate that the values of the underlying businesses are expected to exceed the values of the underlying assets; and

•	the goodwill arising on the acquisition of the Zetters Pools business (see note 14). This is being amortised on a straight-line basis over 3 years from the date of acquisition. This is the period over which the Directors estimate that the values of the underlying business are expected to exceed the values of the underlying assets.

As part of the acquisition agreement for Littlewoods Gaming, Littlewoods Gaming has been licensed by Littlewoods Limited (formerly The Littlewoods Organisation), at no cost, to use “Littlewoods” as part of the Littlewoods Gaming branding for betting, gaming and lottery products. The agreement will run until 3 September 2010 unless previously terminated (for material breach or insolvency) or renewed by agreement between the parties. Having completed an annual impairment review, the Directors consider that the projected future net income streams support a 20 year amortisation period.

“Other” relates to costs incurred in respect of developing interactive television gaming products. These will be amortised over their estimated useful lives of 5 years once trading has commenced.

Sportech PLC Form 20-F for the year ended 31 December 2003	F - 14

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

13.	Tangible fixed assets

	Long Leasehold Land & Buildings	Plant & Machinery	Work in Progress	Total
	£m	£m	£m	£m
Cost:
At 1 January 2003	1.8	13.3	0.3	15.4
Additions	0.1	1.7	1.0	2.8
Reclassification	—	0.3	(0.3)	—
Disposals	(0.1)	(0.3)	—	(0.4)

At 31 December 2003	1.8	15.0	1.0	17.8

Depreciation:
At 1 January 2003	0.1	6.8	—	6.9
Provided during the period	0.1	2.0	—	2.1
Disposals	—	(0.3)	—	(0.3)

At 31 December 2002	0.2	8.5	—	8.7

Net book value:
At 31 December 2002	1.7	6.5	0.3	8.5
At 31 December 2003	1.6	6.5	1.0	9.1

Sportech PLC Form 20-F for the year ended 31 December 2003	F - 15

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

14.	Acquisition of Zetters Pools business

On 29 August 2002 Sportech PLC acquired the Football Pools business of Zetters International Pools Limited. The purchase consideration was £1.4m satisfied by cash. Goodwill arising on the acquisition of this business was capitalised and included within intangible fixed assets and amortised over 3 years (see note 12). An analysis of the acquisition is as follows:

	Book value	Fair value adjustments	Fair value
	£m	£m	£m
Tangible fixed assets	0.2	—	0.2
Prepayments	0.2	—	0.2
Cash	0.7	—	0.7

Total assets	1.1	—	1.1

Trade creditors	(0.2)	—	(0.2)
Accruals and deferred income	(0.7)	—	(0.7)

Total liabilities	(0.9)	—	(0.9)

Net assets acquired	0.2	—	0.2

Acquisition costs			(0.1)
Goodwill			1.3

Discharged by cash			1.4

15.	Stock

	2002	2003
	£m	£m
Consumable stores	0.1	—

Sportech PLC Form 20-F for the year ended 31 December 2003	F - 16

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

16.	Debtors

	2002	2003
	£m	£m
Amounts falling due within one year:
Trade debtors	1.8	1.4
Provision for bad debts	(0.2)	(0.2)
Other debtors	0.8	0.8
Prepayments	5.9	7.5

	8.3	9.5

Amounts falling due after more than one year:
Deferred tax	1.0	0.7

Deferred tax comprises:
Accelerated capital allowances	1.0	0.7

Movement in deferred tax:
At 1 January 2002		1.6
Amount charged to profit and loss		(0.6)

At 31 December 2002		1.0
Amount charged to profit and loss		(0.3)

At 31 December 2003		0.7

17.	Cash

		2002	2003
		£m	£m
Cash balances held on behalf of registered charities	(a)	1.7	1.8
Cash balance constituting committed security	(b)	2.3	1.3
Cash balance constituting security for gaming licence	(c)	2.0	—
Other cash balances		—	1.0

		6.0	4.1

(a)	Cash balances held on behalf of registered charities relate to the sale of Charity Scratchcards in respect of charity lotteries which have not reached their final sale date and for which proceeds have not been passed to the charities concerned.
(b)	The cash balance constituting committed security relates to deferred payments which must be made under a contractual obligation of a subsidiary company. The contract is with Rehab Charity Lotteries, and relates to the running of charity lotteries.
(c)	The cash balance constituting security for a gaming licence represented a deposit made into an Isle of Man bank account which was required to obtain a gaming licence in the Isle of Man for the on-line casino. Following the transfer of the casino from the Isle of Man to the Netherlands Antilles, and confirmation being given to the Isle of Man Government that all customers’ balances had been refunded, this cash balance was released back to the Group.

Sportech PLC Form 20-F for the year ended 31 December 2003	F - 17

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

18.	Creditors: amounts falling due within one year

	2002	2003
	£m	£m
Current instalments due on loans	15.9	15.9
Bank overdrafts	5.7	6.9
Trade creditors	4.6	3.6
Corporation tax	1.4	1.7
Other taxes and social security costs	2.8	2.6
Accruals and deferred income	13.1	13.6

	43.5	44.3

19.	Creditors: amounts falling after more than one year

	2002	2003
	£m	£m
Bank loans	104.0	94.0
Amounts due on hire purchase contracts	—	0.2

	104.0	94.2

Bank loans are repayable as follows:

	2002	2003
	£m	£m
2004	15.9	15.9
2005	16.0	16.0
2006	16.0	16.0
2007	16.0	16.0
2008	16.0	46.0
2009	40.0	—

	119.9	109.9

In order to finance the acquisition of Littlewoods Gaming, loans and overdrafts were arranged with and drawn from the Bank of Scotland. In respect of the loans, two separate loan facilities were negotiated:

•	The first facility was for a term loan of £110.0m repayable over five years commencing 18 months from the draw down of the loan. £16.0m of scheduled payments were made in the year (2002: £16.0m). The balance remaining to be repaid on this facility at 31 December 2003 was £78.0m. The repayment terms of this loan were renegotiated during the prior financial year and at 31 December 2003, the loan was repayable by 31 December 2008.

•	The second was a facility for £30.0m repayable, in whole or in part, at the Company’s discretion at 30 days notice but with a fixed repayment date, if this option was not exercised, of 31 December 2006. The balance remaining to be repaid on this facility at 31 December 2003 was £24.0m. The repayment terms of this loan were also renegotiated during the prior financial year, and at 31 December 2003 the loan was repayable by 31 December 2008. No repayments were made during the year (2002: £Nil).

During 2002, further loans and working capital facilities were agreed with the Bank of Scotland to assist in the financing of the Group’s investment in interactive developments:

•	Loan facilities of £11.0m were made available to the Company repayable, in whole or in part, at the Company’s discretion but with a fixed repayment date, if this option was not exercised, of 31 December 2008. A further £6.0m has been drawn against this facility during the year (2002: £2.0m), to make the total drawn £8.0m.

Sportech PLC Form 20-F for the year ended 31 December 2003	F - 18

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

19.	Creditors: amounts falling after more than one year (continued)

Since 31 December 2003, loan repayments have been renegotiated with the Bank of Scotland, and the bank loans are now repayable as follows:

	2002	2003
	£m	£m
2004	15.9	3.9
2005	16.0	10.0
2006	16.0	16.0
2007	16.0	20.0
2008	16.0	24.0
2009	40.0	36.0

	119.9	109.9

Amounts due on hire purchase contracts are repayable as follows:

	2002	2003
	£m	£m
2004	—	—
2005	—	0.1
2006	—	0.1

	—	0.2

Sportech PLC Form 20-F for the year ended 31 December 2003	F - 19

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

20.	Financial instruments

The Group’s financial instruments, other than derivatives, comprise bank loans, a hire purchase agreement, bank overdraft and cash and term bank deposits, as well as trade debtors and creditors that arise directly from its operations. The main purpose of these financial instruments is to provide finance for the Group’s future operations.

The Group also enters into derivatives transactions (principally interest rate swaps, caps and floors, and forward foreign currency contracts). The purpose of such transactions is to manage the interest and currency risks arising from the Group’s operations and its sources of finance.

The main risks arising from the Group’s financial instruments are interest rate risk and liquidity risk. The Board reviews and agrees policies for managing each of these risks and they are summarised below. Short-term debtors and creditors have been excluded from all the following disclosures, in accordance with FRS 13, Derivatives and other financial instruments.

Financial liabilities

It is the Group’s policy to hedge interest rate risk using interest rate swaps, floors and caps. An analysis of the Group’s financial liabilities, all of which are denominated in sterling, is set out below:

	2002	2003
	£m	£m
Fixed rate	—	0.2
Floating rate	125.7	116.9
Non-interest bearing	—	—

Total	125.7	117.1

Fixed rate financial liabilities weighted averages:
Interest rate (%)	n/a	5.2%
Period for which rate is fixed (months)	n/a	60

Floating rates are based on LIBOR. The Company has purchased an interest rate cap which, at 31 December 2003, covered £62.4m of the first loan facility described in note 19. The cap then covered £54.6m for the quarter ended 31 March 2004, and from that date until it expires on 31 December 2005 will cover £50.0m. The cap rate is 6%. A premium of £850,000 was paid to purchase the cap.

The maturity profile of the Group’s borrowings is set out in note 19. All other financial liabilities are repayable within one year or on demand.

The profile of the balance of the loan subject to the interest rate cap as at the year end is as follows:

	31 March	30 June	30 September	31 December
	£m	£m	£m	£m
2003				62.4
2004	61.4	60.4	59.4	58.4
2005	55.9	53.4	50.9	48.4
2006	44.4	40.4	36.4	32.4
2007	27.4	22.4	17.4	12.4

Sportech PLC Form 20-F for the year ended 31 December 2003	F - 20

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

20.	Financial instruments (continued)

Financial assets

Financial assets comprise cash at bank and term deposits of £4.1m (2002: £6.0m), further details of which can be found in note 17, and the interest rate cap noted on the previous page of £0.6m (2002: £0.9m).

Term bank deposits are placed on a 7 day rolling basis and earn interest at rates based on Bank of England base rate. The cash at bank, which is on a floating rate, earns interest based on Bank of England base rate.

All financial assets mature within one month of the year end, with the exception of the interest rate cap.

Currency exposures

It is the Group’s policy to hedge against foreign currency risk by entering into forward foreign currency contracts to eliminate the currency exposures that arise on transactions denominated in foreign currencies.

At both the current and prior period ends all amounts in the balance sheet were receivable or payable in £ sterling, and hence the Group had no exposure to foreign currency movements at the year end. There are no foreign exchange hedges at the year end (2002: nil).

Borrowing facilities

The Group has various available borrowing facilities, including the loan facilities set out in note 19. The undrawn committed facilities at 31 December 2003 in respect of which all conditions precedent had been met were as follows:

	2002	2003
	£m	£m
Expiring in:
- one year or less	0.3	0.7
- more than one year but less than two years	—	—
- more than two years	9.0	3.0

	9.3	3.7

Fair values of financial assets and financial liabilities

The fair value of the financial assets and liabilities is not materially different from the book value, with the exception of the interest rate cap, which has a book value of £0.5m and a fair value of £0.1m, and the interest rate swap, which has a book value of £nil and a fair value of £0.6m.

Sportech PLC Form 20-F for the year ended 31 December 2003	F - 21

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

21.	Shareholders’ funds

	2001	2002		2003
Authorised ordinary shares:
Number of ordinary shares authorised at beginning and end of year	785,000,000		785,000,000		785,000,000

Issued ordinary shares:
Number of ordinary shares outstanding at beginning and end of year	592,074,183		592,074,183		592,074,183

Equivalent par value of ordinary share capital at end of year	£29,603,709		£29,603,709		£29,603,709

Authorised and issued deferred shares
Number of deferred shares outstanding at beginning of year	17,057,795		17,057,795		—
Cancelled in the year	—		(17,057,795)		—

Number of deferred shares outstanding at end of year	17,057,795		—		—

Equivalent par value of deferred share capital at end of year	£852,890	£	nil	£	nil

For the purposes of UK Financial Reporting Standard 4, deferred share capital of £0.9m constituted non-equity shareholders funds. The deferred shares had no entitlement to participate in the profits of the Company or to vote in general meetings of the Company. On a winding up of the company the deferred shareholders were only entitled to be repaid their subscription price after payment has been made to ordinary shareholders of £10,000 in respect of each ordinary share in issue.

An analysis of the share premium account is as follows:

	2001	2002	2003
	£m	£m	£m
Balance at the beginning of the year	47.1	47.1	—
Cancelled in the year	—	(47.1)	—

Balance at the end of the year	47.1	—	—

Following confirmation from the Court of Session in Scotland, the following became effective from 23 December 2002:

•	The parent company’s share premium account has been used to eliminate a deficit in distributable reserves of the same amount by transfer to the profit and loss account reserve.

•	The parent company’s deferred share capital has been cancelled, resulting in a credit to the profit and loss account reserve equal to the nominal value of the cancelled shares. The rights which were attached to the deferred shares are summarised above.

A summary of the entries in 2002 is as follows:

	Deferred share capital	Share premium account	Profit & loss account reserve
	£m	£m	£m
Cancellation of deferred share capital	(0.9)	—	0.9
Transfer of share premium account	—	(47.1)	47.1

Total	(0.9)	(47.1)	48.0

Sportech PLC Form 20-F for the year ended 31 December 2003	F - 22

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

21.	Shareholders’ funds/(deficit) (continued)

Changes in the profit and loss account reserve are as follows:

	2001	2002	2003
	£m	£m	£m
Balance at the beginning of the year	(46.3)	(49.0)	1.9
Net profit/(loss) for the year	(2.7)	2.9	(0.2)
Cancellation of deferred share capital	—	0.9	—
Transfer of share premium account	—	47.1	—

Balance at the end of the year	(49.0)	1.9	1.7

Changes in shareholders’ funds/(deficit) are as follows:

	2001	2002	2003
	£m	£m	£m
Shareholders’ funds at the start of the year	31.3	28.6	31.5
Net profit/(loss) for the year	(2.7)	2.9	(0.2)

Shareholders’ funds the end of the year	28.6	31.5	31.3

No dividends have been proposed. The Company will review its dividend policy in the future. There can be no assurances with respect to future dividends.

Sportech PLC Form 20-F for the year ended 31 December 2003	F - 23

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

21.	Shareholders’ funds/(deficit) (continued)

Potential Issue of Ordinary Shares

Certain Directors, Senior Executives and other employees hold options to subscribe for shares in the Company at prices ranging from 12.25p to 19.25p under share option schemes approved by the shareholders. During 2003 options on 10,000,000 shares were granted (2002: 6,300,000); no options were exercised (2002: Nil) and 5,000,000 options lapsed (2002: Nil). Since the end of the year, a further 5,200,000 options have been granted and a further 700,000 options have lapsed. The number of shares subject to options, the periods in which they were granted and the periods in which they may be exercised are given below:

Grant Date	Exercise Price (p)	Exercise Period	2002 Number	2003 Number
10 April 2001	14.75	2004–2011	5,700,000	4,000,000
8 March 2002	17.42	2005–2012	6,300,000	4,400,000
25 March 2003	12.25	2006–2013	—	5,400,000
21 November 2003	19.25	2006–2013	—	2,500,000
27 April 2004	13.25	2007–2014	—	5,200,000

			12,000,000	21,500,000

The options are exercisable at any time during the seven year period commencing three years from the date of the grant. Exercise of the 2001 and 2002 options is subject to the market value of the shares being not less than 35.0p for a period of five consecutive dealing days at any time in the period of six months prior to the date the option is first exercised. Exercise of the March 2003 options is subject to growth in earnings per share compounded over a three year period from 2002 of 20%, 15% and 10% per annum. Exercise of the November 2003 and April 2004 options is subject to growth in earnings per share compounded over a three year period from 2003 of 20%, 15% and 10% per annum.

22.	Reconciliation of operating profit to net cash inflow from operating activities

	2002	2003
	£m	£m
Operating profit	11.4	9.5
Depreciation on property, plant & equipment	2.4	2.1
Amortisation of goodwill	8.8	9.1
Profit on disposal of tangible fixed assets	(0.1)	—
Profit on disposal of business	(0.5)	—
Decrease in stock	0.1	0.1
(Increase)/decrease in trade debtors	(0.3)	0.4
(Increase)/decrease in other debtors	0.4	—
(Increase)/decrease in prepayments	(2.5)	(1.9)
Increase/(decrease) in trade creditors	0.3	(1.0)
(Decrease) in other taxes	(1.2)	(0.2)
Increase/(decrease) in accruals and deferred income	(0.7)	0.5

Net cash inflow from operating activities	18.1	18.6

Included within cash balances in 2002 was £2.0m of cash to which the Group had restricted access. This related to a deposit placed on the Isle of Man during 2002 in connection with the on-line casino business. This cash could only have been accessed with the permission of the Isle of Man Government. Consequent upon the transfer of the casino to the Netherlands Antilles, this cash has been released back to the Group (see note 17).

Sportech PLC Form 20-F for the year ended 31 December 2003	F - 24

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

23.	Analysis and reconciliation of net debt

	At 31 December 2001	Cash flow	Other movements	At 31 December 2002	Cash flow	Other movements	At 31 December 2003
	£m	£m	£m	£m	£m	£m	£m
Cash at bank and in hand excluding charity cash balances	11.7	(7.4)	—	4.3	(2.0)	—	2.3
Bank overdrafts	(2.9)	(2.8)	—	(5.7)	(1.2)	—	(6.9)

	8.8	(10.2)	—	(1.4)	(3.2)	—	(4.6)

Debt due within one year	(15.9)	16.0	(16.0)	(15.9)	16.0	(16.0)	(15.9)
Debt due after one year	(117.9)	(2.0)	15.9	(104.0)	(6.0)	16.0	(94.0)
Hire purchase contracts	—	—	—	—	—	(0.2)	(0.2)

	(133.8)	14.0	(0.1)	(119.9)	10.0	(0.2)	(110.1)

	(125.0)	3.8	(0.1)	(121.3)	6.8	(0.2)	(114.7)

	2001	2002	2003
	£m	£m	£m
Decrease in cash in period	(7.1)	(9.7)	(3.1)
Movement in charity cash	0.4	(0.5)	(0.1)

Change in net debt resulting from cash flows	(6.7)	(10.2)	(3.2)
New hire purchase contracts	—	—	(0.2)
Cash inflow from increase in loans	—	(2.0)	(6.0)
Cash outflow from repayment in loans	6.0	16.0	16.0
Amortisation of deferred loan arrangement fee	(0.1)	(0.1)	—

Movement in net debt for the period	(0.8)	3.7	6.6
At 1 January 2002	(124.2)	(125.0)	(121.3)

At 31 December 2002	(125.0)	(121.3)	(114.7)

Sportech PLC Form 20-F for the year ended 31 December 2003	F - 25

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

24.	Capital commitments

	2002	2003
	£m	£m
Contracts placed for future capital expenditure not provided for in the financial statements	0.6	1.0

25.	Operating lease commitments

Annual commitments under non-cancellable operating leases in respect of land and buildings are as follows:

	2002	2003
	£m	£m
Expiring between two and five years	0.1	0.1
Expiring after more than five years	0.2	0.2

	0.3	0.3

26.	Other commitments

Collector Incentive Scheme

In December 1996, an incentive scheme to reward football pools collectors was established. Under the terms of the scheme, the collectors earn points on the basis of their sales. These points can be converted into vouchers to purchase items from high street shops. On the basis of similar schemes, a redemption rate attributable to these points has been established and an appropriate provision made in these accounts. The value of the points not provided for in these financial statements amounts to £2.6m (2002: £2.4m).

Sportech PLC Form 20-F for the year ended 31 December 2003	F - 26

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

26.	Other Commitments (continued)

Material contracts

The Company has entered into a number of material contracts that will generate future commitments that cannot be fixed in extent as the contracts relate to transaction volumes that are variable in nature. A summary of these contracts is as follows:

Rehab

Rehab is a UK charity for which Littlewoods Leisure runs society lotteries in return for a management fee of approximately 30% of sales. The contract runs until 30 April 2005, subject to earlier termination at the Company’s option on three months’ notice. The contract guarantees a minimum payment to Rehab of £8 million. This consists of an initial advance sum of £3 million, paid in February 2000, plus 20 quarterly advance payments of £250,000, payable from 1 May 2000. These payments will be set off against charity proceeds earned from ticket sales. Any excess of charity proceeds over the minimum payments made as at the end of any year is paid to Rehab in an annual catch-up payment. Charity proceeds are generally 20% of ticket sales and budgeted to be around £1.5 million annually.

An amount of £5 million, the sum of the quarterly advance payments, was deposited in a separate bank account with withdrawals only possible with Rehab’s agreement (the “Deposit”). If the Company exercises its right to early termination or if any of the quarterly advance payments are improperly withheld by the Company, the remaining balance in the Deposit is immediately payable to Rehab. At 31 December 2003, the balance of the Deposit was £1,250,000 (2002: £2,250,000).

The Company expects to receive approximately £2.1 million per annum in management fees. The Company is also entitled to run non-scratchcard lotteries for Rehab, in which case any charity proceeds paid to Rehab shall be set off against the Deposit until the Deposit has been exhausted in the same way as charity proceeds from scratchcard sales. The Company must also ensure that sales of Rehab scratchcards represent at least 50% of the Company’s total scratchcard sales.

Vertex Data Science

Vertex supplies call centre services to Bet Direct. Charges are based on the volume of calls handled. The contract is for five years from 1 July 2001. Early termination will trigger a payment of £300,000 in years one and two and £200,000 in years three through five.

The Littlewoods Organisation

Littlewoods Gaming has been licensed, at no cost, to use ‘Littlewoods’ as part of Littlewoods Gaming’s branding for betting, gaming and lottery products. The agreement will run until at least 3 September 2010 and can be terminated on or after that date with two years’ prior notice.

Sportech PLC Form 20-F for the year ended 31 December 2003	F - 27

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

27.	Legal matters

Seagate Technology inc. (“Seagate”)

The Company’s legal action against Seagate began on 18 November, 1992 in the United States District Court for the Central District of California (“the District Court”) seeking reasonable royalties and damages for wilful infringement of the Company’s ‘383 patent. During 1999 the Company was successful in strengthening its case against Seagate.

On 16 April, 1999 the Company reported the findings of the United States Court of appeals for the Federal Circuit (“the Appeal Court”) in the appeals lodged by the Company and Seagate against judgements issued in 1997 by the District Court. The Appeal Court vacated (i.e., overturned) the previous judgements in two important respects:

i)	In 1997, the District Court had interpreted the Company’s patent claims to include thermal compensation and on this basis decided that Seagate did not infringe the Company’s patent. The Appeal Court adopted a different interpretation of these claims and decided that the Company’s claims 3, 5, 8, and 17 of the ‘383 patent do not include thermal compensation. The Appeal Court therefore overturned the District Court’s finding of non-infringement and sent the case back to the District Court for trial to resolve whether or not there has been infringement under the new interpretation of the Company’s claims.

ii)	The Appeal court also vacated the District Court’s judgement regarding the Company’s California state law claims. These claims assert that Seagate engaged in unfair competition and interference with the Company’s prospective economic advantage. The District Court had earlier held that the Company did not allege facts sufficient to state a cause of action for trial. The Appeal Court found that there were sufficient issues of fact for these to be sent back to the District court for trial.

Further, as a result of the Appeal Court’s decision to vacate earlier judgements, Seagate’s cross appeal for an award of attorney’s fees (which had previously been rejected by the District Court) was not granted. The Company received in July 1999 a refund of the costs plus interest (approximately $250,000) that the District Court had awarded to Seagate and which the Company had paid in 1998.

The Appeal Court’s findings above were favourable to the Company. The Appeal Court did not grant the Company’s appeal for consequential business damages in addition to its claims for a reasonable royalty. The exclusion of consequential damages was not considered by the Directors to be material to the main thrust of the litigation.

Following the issuance of the judgements described above, Seagate requested that the Appeal Court amend its decision, in particular that part of the judgements relating to the Company’s California state law claims. Seagate also filed on 26 April, 1999, a combined petition for rehearing and a suggestion for rehearing en banc ( i.e., by all of the judges of the Appeal Court). The Appeal Court ruled against Seagate in all three of these requests, and remanded the case back to the District Court in July 1999. Seagate, however, on 1 October 1999 exercised its right to petition the Supreme Court for a review of the Appeal Court’s judgements. In July 1999, the District Court recommenced proceedings that were necessary for a jury trial to be scheduled. However, these proceedings were postponed by the Court to allow time for the Supreme Court to decide whether it would hear Seagate’s petition.

On 18 January 2000, the Supreme Court denied Seagate’s petition for a hearing.

On the advice of its US lawyers, the Company agreed to participate in mediation discussions with Seagate in January 2000. As a result of the mediation, the Company and Seagate agreed to settle their dispute, without admission of liability by either party, and Seagate paid to Sportech the sum of $45 million in full and final settlement of the Company’s claims under its ‘383 patent. The company agreed to pay to the bank $27.5 million, out of the proceeds received from Seagate in full settlement of its overdraft borrowings and loan stock totalling $34 million.

The Directors believe that there are no matters in dispute that would have material adverse financial consequences for the Company.

Sportech PLC Form 20-F for the year ended 31 December 2003	F - 28

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

28.	Related Party Transactions

The extent of transactions with related parties of Sportech PLC as defined by Financial Reporting Standard No. 8, and the nature of the relationship with them are summarised below:

a)	The Foundation for Sports and Arts is a UK discretionary trust which was established in 1991 with the aim of encouraging and developing involvement in general sports activities and in the arts. The contributions are made by Littlewoods Promotions Limited and the trustees include Mr. G. Speakman, a director of both Sportech PLC and Littlewoods Promotions Limited.

Contributions of £1.3m were made in the year (2002: £1.9m). At 31 December 2003, £0.1m (31 December 2002: £0.1m) was owed to the Foundation for Sports and Arts.

b)	The Bank of Scotland provided loan finance for the acquisition of Littlewoods Gaming, and is a significant shareholder with 28.4% of the Share Capital of the Company, as set out in “Item 7A – Share Ownership”.

The details of the balances on the loans as at 31 December 2003 and 31 December 2002 are set out in note 19. Interest on these loans amounting to £6.4m (2002: £7.3m) has been charged in these financial statements.

The Group has also entered into interest rate swap and cap transactions with the Bank of Scotland, as set out in note 20. £nil (2002: £nil) was paid to the Bank of Scotland for the interest rate cap, and £nil (2002: £1.0m) of interest was charged and £0.1m (2002: £nil) of interest was received under interest rate swap contracts.

c)	The Group’s head office, Sportech House, is owned by Northern Trust Company Limited. There is common control of Northern Trust Company Limited and Newby Manor Limited, which is a significant shareholder with 28.4% of the Share Capital of the Company, as set out in “Item 7A – Share Ownership”.

£0.2m of rent has been charged in these financial statements (2002: £0.2m). The lease period is for ten years and the contract included an initial rent free period of six months, the equivalent cost of which is being held in Accruals and Deferred Income and amortised over the period to the earliest break point in the contract (5 years), in accordance with UITF 28, Operating Lease Incentives. At 31 December 2003, £0.1m (31 December 2002: £nil) was held in Accruals and Deferred Income.

29.	Pension Scheme

The Group participates in two pension schemes. One is a defined contribution stakeholder scheme, and the second is a defined benefit scheme, which is funded.

Summary of pension contributions paid

	2002	2003
	£m	£m
Defined contribution scheme: Stakeholder pension scheme	0.4	0.4
Defined benefit scheme contributions	0.2	0.2

Total pension contributions (see note 8)	0.6	0.6

Defined contribution scheme

Those employees who joined the Group consequent upon the acquisition of Littlewoods Leisure and who were aged under 50 on 4 September 2000, and all other employees of Sportech can join a stakeholder pension scheme established on 6 April 2001. The contributions to this scheme are made at a rate of 8% of pensionable salaries.

Sportech PLC Form 20-F for the year ended 31 December 2003	F - 29

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

29.	Pension Scheme (continued)

Defined benefit scheme

Pursuant to the sale agreement between Littlewoods plc and Sportech, a defined benefit scheme has been set up for those employees who joined the Group consequent upon the acquisition of Littlewoods Gaming and who were aged 50 or over on 4 September 2000, the date of the acquisition. This scheme was formed on 6 April 2001 and currently has 58 members (2002: 65 members).

The Group has continued to account for pensions in accordance with SSAP 24 and the disclosures required by that standard are set out in (i). FRS 17, “Retirement Benefits”, was issued in November 2000 but the Group is not required to implement the new standard fully until the year to 31 December 2005. However, FRS 17 requires certain disclosures to be made in these accounts. To the extent that they are different or additional to those required under SSAP 24 these are set out in (ii).

(i) SSAP 24

The most recent actuarial valuation was carried out at 31 December 2003 by the independent actuary. The principal assumptions and results of the valuation are set out below:

Discount rate and expected rate of investment return	6.0%
Rate of increase in pensionable salaries	4.5%
Rate of increase in pensions in payment and inflation	3.0%
Market (& actuarial) value of assets	£1.0	m
Level of funding (actuarial value of assets as a percentage of accrued service liabilities)	140%

The next actuarial valuation is due to be carried out no later than 31 December 2006.

The contributions of the employees have been set at the rates set out in the rules of the fund of 6% of pensionable salary. The contributions of the relevant Group companies are 20.2% of pensionable salary.

The total charge for the year in the accounts of the Group was £0.2m (2002: £0.2m). There were no outstanding or prepaid contributions at either the beginning or end of the year.

(ii) FRS 17

The valuation used for FRS 17 disclosures has been based on the most recent actuarial valuation at 6 April 2001 amended to take account of the requirements of FRS 17 and updated to 31 December 2003 by a qualified independent actuary. The principal assumptions used by the actuary for this purpose are set out below:

	2001	2002	2003
Rate of increase in pensionable salaries	4.2%	4.0%	4.3%
Rate of increase in pensions in payment	2.7%	2.5%	2.8%
Discount rate	5.7%	5.4%	5.3%
Inflation assumption	2.7%	2.5%	2.8%

Sportech PLC Form 20-F for the year ended 31 December 2003	F - 30

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

29.	Pension Scheme (continued)

The assets in the Scheme and the expected rates of return (net of administrative expenses) were:

	Long term rate of return expected 31 December 2001	Value at 31 December 2001	Long term rate of return expected 31 December 2002	Value at 31 December 2002	Long term rate of return expected 31 December 2003	Value at 31 December 2003
	%	£m	%	£m	%	£m
Equities	—	—	7.3	0.3	7.1	0.7
Bonds	—	—	—	—	—	—
Cash	4.5	0.3	4.0	0.3	4.0	0.3

Total market value of assets		0.3		0.6		1.0
Present value of scheme liabilities		(0.3)		(0.5)		(0.8)

Surplus in the scheme		—		0.1		0.2
Related deferred tax liability		—		—		—

Net pension asset		—		0.1		0.2

At 31 December 2001, all the assets of the scheme were held on fixed rate deposit, pending the formal appointment of professional investment managers.

If the above amounts had been recognised in the financial statements, the Group’s nets assets and profit and loss reserves at 31 December 2003 and 31 December 2002 would be as follows:

	2002	2003
	£m	£m
Net assets excluding pension asset	31.5	31.3
Pension asset	0.1	0.2

Net assets including pension asset	31.6	31.5

Profit & loss reserve excluding pension asset	1.9	1.7
Pension reserve	0.1	0.2

Profit & loss reserve	2.0	1.9

Analysis of the amount charged to operating profit

The following amounts would have been charged to profit & loss in the year to 31 December 2003 under the requirements of FRS 17:

	2002	2003
	£m	£m
Current service	0.2	0.2
Past service cost	—	—

Total operating charge	0.2	0.2

Sportech PLC Form 20-F for the year ended 31 December 2003	F - 31

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

29.	Pension Scheme (continued)

Movement in surplus during the year

	2002	2003
	£m	£m
Surplus in scheme at the beginning of the year	—	0.1
Movements:
Current service cost	(0.2)	(0.2)
Contributions	0.2	0.2
Past service cost	—	—
Other finance income	—	—
Actuarial gain	0.1	0.1

Surplus in the scheme at the end of the year	0.1	0.2

Analysis of the amount credited to other finance income

The following amounts would have been credited to other finance income in the year to 31 December 2003 under the requirement of FRS 17:

	2002	2003
	£m	£m
Expected return on scheme assets	—	—
Interest on pension scheme liabilities	—	—

Net return	—	—

Analysis of the amount recognised in the statement of total recognised gains and losses

The following amounts would have been recognised in the statement of total recognised gains and losses in the year to 31 December 2003 under the requirement of FRS 17:

	2002	2003
	£m	£m
Actual return less expected return on pension scheme assets	—	0.2
Experience gains and losses arising on scheme liabilities	0.1	—
Changes in the assumptions underlying the present value of the scheme liabilities	—	—

Actuarial gain recognised in the statement of total recognised gains and losses	0.1	0.2

History of experience gains and losses

	2002	2003
	£m	£m
Difference between actual and expected return on scheme assets:
Amount (£m)	—	0.2
Percentage of scheme assets	0.7%	17.5%

Experience gains and losses on scheme liabilities
Amount (£m)	0.1	—
Percentage of the present value of scheme liabilities	21.1%	5.4%

Total amount recognised in statement of total recognised gains and losses:
Amount (£m)	0.1	0.2
Percentage of the present value of scheme liabilities	19.4%	23.5%

Sportech PLC Form 20-F for the year ended 31 December 2003	F - 32

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

30.	Summary of significant differences between US GAAP and UK GAAP

The consolidated financial statements are prepared in accordance with UK GAAP, which differs in certain significant respects from US GAAP. These differences relate principally to the following items and the impact upon the presentation of results and the effect on net income and shareholders’ equity is shown in the following tables. In preparing the summary of differences between UK and US GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the estimates of revenue and expenses. Accounting estimates have been employed in these financial statements to determine reported amounts, including realisability, useful lives of tangible and intangible assets, income taxes and other areas. Actual results could differ from these estimates.

Effect on net income on differences between UK GAAP and US GAAP

	2001	2002	2003
	£m	£m	£m
Net profit/(loss) under UK GAAP	(2.7)	2.9	(0.2)
US GAAP adjustment:
Share options (note c)	—	—	(0.1)
Derivative financial instruments (note d)	(0.5)	(0.2)	0.9
Amortisation of goodwill (note e)	—	8.8	9.1
Pre-contract costs (note g)	—	(0.8)	(0.4)
Defined benefit plan (note h)	—	0.1	0.1
Tax effect of US GAAP adjustments	0.1	0.1	(0.3)

Net income/(loss) under US GAAP	(3.1)	10.9	9.1

Effect on shareholders’ funds of differences between UK GAAP and US GAAP

	2002	2003
	£m	£m
Shareholders’ funds under UK GAAP	31.5	31.3
US GAAP adjustments:
Share options (note c)	—	(0.1)
Derivative financial instruments (note d)	(0.7)	0.2
Amortisation of goodwill (note e)	8.8	17.9
Pre-contract costs (note g)	(0.8)	(1.2)
Defined benefit plan (note h)	0.1	0.2
Tax effect of US GAAP adjustments	0.2	(0.1)

Shareholders’ funds under US GAAP	39.1	48.2

Effect on EPS of calculating under US GAAP

	2001 Pence per share	2002 Pence per share	2003 Pence per share
Basic and diluted earnings/(loss) per share:
Under US GAAP	(0.5)	1.8	1.5

Sportech PLC Form 20-F for the year ended 31 December 2003	F - 33

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

30.	Summary of significant differences between US GAAP and UK GAAP (continued)

a)	Deferred taxation

Under US GAAP deferred taxation is provided on all temporary differences under the liability method, subject to a valuation allowance on deferred tax assets where applicable, in accordance with FAS109, Accounting for Income Taxes.

Under UK GAAP, up to the year ended 31 December 2001, deferred taxation was provided on timing differences to the extent that a liability or asset was expected to crystallise in the future. This policy was changed in 2002 in order to adopt FRS 19, “Deferred Tax”, and prior period adjustments were processed. There should now be no adjustments required by the Company to reconcile between UK and US GAAP, and hence there are no entries in the tables on the prior page for deferred tax, other than adjustments to deferred tax resultant from other UK GAAP to US GAAP adjustments identified below.

b)	Exceptional items

Exceptional items are material items within the consolidated ordinary activities, which under UK GAAP are required to be disclosed separately due to their size or incidence. One item in the UK financial statements has been disclosed as an exceptional item, and two further items have been highlighted on the face of the profit and loss account due to their particular nature.

Under US GAAP, to be classified as an extraordinary item, a transaction needs to both unusual in nature and infrequent in occurrence. No such transactions have been identified.

c)	Share options

Under UK GAAP the Company does not recognise compensation expense, at the date of grant, of share options granted under the employee share option schemes unless the exercise price is at a discount to the open market value at date of grant.

Under US GAAP, the Company has elected to follow Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees”. In accordance with APB 25, as the number of options that will be available to participants is dependent on the attainment of certain long-term performance goals of the Company, compensation expense should be charged to income over the performance (vesting) period adjusted for changes in the market price of the stock during the period. For the period ending 31 December 2003, £0.1m (2002 and prior periods: £nil) has been recognised for the company’s employee stock options granted.

Sportech PLC Form 20-F for the year ended 31 December 2003	F - 34

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

30.	Summary of significant differences between US GAAP and UK GAAP (continued)

c)	Share options (continued)

The following pro forma information regarding net income/(loss) and earnings/(loss) per share is required when APB 25 accounting is elected, and was determined as if the Company had accounted for its employee stock options under the fair value method of FAS 123, “Accounting for Stock-Based Compensation.”

The weighted average fair value of options granted during the year was £0.09 (value of 2002 grant: £0.11, value of 2001 grant: £0.12). The fair values for these options were estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 2003 grant (2002 and 2001 grant comparatives given in brackets): risk-free interest rates of 4.5% (2002: 4.0%, 2001: 4.9%); volatility factors of the expected market price of the Company’s ordinary shares of 0.59 (2002: 0.57, 2001: 0.88); dividend yields of 0% (2002: 0%, 2001: 0%); and a weighted-average expected life of the options of 7 years (2002: 7 years, 2001: 7 years). For purposes of pro forma disclosures, the estimated fair values of the options are amortised to expense over the option’s vesting periods (in £m except for per share information):

	2001	2002	2003
	£m	£m	£m
Net income/(loss):
As reported under US GAAP	(3.1)	10.9	9.1
Add back APB 25 expense	—	—	0.1
Pro forma FAS 123 compensation expense	(0.1)	(0.2)	(0.2)

Pro forma net income/loss	(3.2)	10.7	9.0

Basic and diluted earnings/(loss) per share (pence):
As reported under US GAAP	(0.5p )	1.8p	1.5p
Pro forma effect of FAS 123 compensation expense	—	—	—

Pro forma basic and diluted earnings/(loss) per share (pence)	(0.5p )	1.8p	1.5p

Activity with respect to Sportech’s share option schemes is as follows (WAEP = Weighted average exercise price):

	2001		2002		2003
	Shares	WAEP	Shares	WAEP	Shares	WAEP
	(‘000)	(p)	(‘000)	(p)	(‘000)	(p)
Outstanding at January 1	—	—	5,800	14.75	12,000	16.15
Granted	6,000	14.75	6,300	17.42	10,000	14.00
Lapsed	(200)	14.75	(100)	14.75	(5,000)	14.65

Outstanding at December 31	5,800	14.75	12,000	16.15	17,000	15.33

Exercisable at December 31	—	—	—	—	—	—

No share options are currently exercisable. Share options outstanding at December 31 2003, 2002 and 2001 were as follows:

	2001		2002		2003
Exercise price	Options	Remaining contractual life	Shares	Remaining contractual life	Shares	Remaining contractual life
(p)	(‘000)	(years)	(‘000)	(years)	(‘000)	(years)
14.75	5,800	10	5,700	9	4,200	8
17.42	—	—	6,300	10	4,700	9
12.25	—	—	—	—	5,600	10
19.25	—	—	—	—	2,500	10

Sportech PLC Form 20-F for the year ended 31 December 2003	F - 35

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

30. Summary of significant differences between US GAAP and UK GAAP (continued)

d)	Derivatives

In June 1998, the Financial Accounting Standards Board (FASB) issued FAS No. 133, Accounting for Derivative Instruments and Hedging Activities as amended by FAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment of FAS No. 133. FAS No. 133 establishes accounting and reporting standards for derivative financial instruments, including certain derivatives used for hedging activities and derivatives embedded in other contracts. FAS No. 133 requires all derivatives to be recognised on the balance sheet at fair value. The recognition of the changes in the fair value of a derivative depends upon its intended use.

Derivatives that do not qualify for hedging treatment under FAS No. 133 must be adjusted to fair value through earnings. For fair value hedges that qualify under FAS No. 133, the changes in fair values of the derivatives will be recognised in earnings together with the change in fair value of the hedged item attributable to the risk being hedged. For cash flow hedges that qualify under FAS No. 133, the changes in the fair value of the derivatives will be recognised in other comprehensive income until the hedged item affects earnings. For all hedging activities, the ineffective portion of a derivative’s change in fair value will be immediately recognised in earnings. The Company has adopted FAS No. 133 with effect from inception.

Under FAS No. 133 there is a requirement for contemporaneous hedge documentation before it is possible to offset changes in the fair value of a derivative with the change in the fair value of the corresponding hedged asset or liability. In the absence of such documentation it is necessary to record changes in the fair value of the derivatives in the income statement.

Contemporaneous documentation was not in place for the Company’s financial instruments and hence they are adjusted to fair value through earnings In 2003, the fair value of the interest rate swap has increased from £nil to £0.6m, resulting in the credit to the income statement of that amount. The fair value of the interest rate cap is unchanged at £0.1m. The net impact of these derivatives on the amounts recognised for US GAAP compared to UK GAAP for the years ended 31 December 2003 and 2002 are as follows:

	2001		2002		2003
	UK GAAP	US GAAP	UK GAAP	US GAAP	UK GAAP	US GAAP
	£m	£m	£m	£m	£m	£m
Profit and loss account
Other income	—	1.1	—	1.3	—	0.6
Other expenditure	—	(1.7)	—	(1.5)	—	—
Net interest payable and similar items	—	—	—	—	(0.3)	—
Taxation	—	0.1	—	0.1	—	(0.2)

Net impact	—	(0.5)	—	(0.1)	(0.3)	0.4

Balance sheet
Other debtors – derivative assets
Swap	—	1.1	—	—	—	0.6
Cap	0.9	0.5	0.8	0.1	0.5	0.1
Attributable deferred tax asset	—	0.1	—	0.2	—	—

Total assets	189.4	190.2	179.0	178.5	169.8`	170.0

Other liabilities – derivative liability	—	(1.3)	—	—	—	—

Total shareholders’ funds	28.6	28.1	31.5	31.0	31.3	31.5

Management has assessed the risk, on its consolidated financial statements, that the Bank of Scotland will not satisfy its obligations to the Company under the interest rate floor and cap and believes that there is no significant risk of default.

Sportech PLC Form 20-F for the year ended 31 December 2003	F - 36

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

30. Summary of significant differences between US GAAP and UK GAAP (continued)

e)	Amortisation of goodwill

Under UK GAAP, goodwill is amortised through the profit and loss account. A charge of £9.1m is included in the profit and loss account for the year ended 31 December 2003. In July 2001, the FASB issued FAS No. 142, “Goodwill and Other Intangible Assets” (“FAS 142”) which supersedes APB Opinion No. 17, “Intangible Assets”. FAS 142 addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. FAS 142 also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements.

Under UK GAAP, the Group periodically reviews the recoverability of goodwill, not identified with impaired long-lived assets, based on estimated discounted future cash flows from operating activities compared with the carrying value of goodwill and recognizes any impairment on the basis of such comparison Under US GAAP, the Group performed the transitional impairment test under FAS 142 as of January 1, 2002 by comparing the carrying value of each reporting unit to its fair value as determined by discounted future cash flows. Upon completion of the transitional impairment test, the group determined that no impairment was required as of January 1, 2002 as the fair value of each reporting unit exceeded carrying value. The Group also completed the annual impairment tests required by FAS 142 as at January 1, 2003. Following this review, management do not believe that any impairment write down is necessary. The impact on the profit and loss account of removing amortisation is to increase reported net income by £9.1m, and there is an equivalent increase in the value of goodwill in the balance sheet. For future years, the impact will be to increase profits or reduce losses by a similar amount each year until goodwill is fully amortised in the UK accounts, or until the adoption of International Accounting Standards causes the accounting in the UK accounts to be the same as the accounting under US GAAP.

The following table shows the results of operations as if FAS 142 were applied to prior periods:

2001
£m
except per share amounts
Profit/(loss) for the financial year as reported under US GAAP	(3.1)
Add back: goodwill amortization	8.9

Adjusted profit/(loss) for the financial year	5.8

Basic and diluted earnings/(loss) per equity share as reported under US GAAP (pence)	(0.5)
Add back: goodwill amortization (pence)	1.5

Adjusted earnings per equity share (pence)	1.0

The following table provides a roll forward of the Group’s US GAAP goodwill during 2002 and 2003:

£m
Balance as of 1 January 2002	161.8
Goodwill acquired during 2002	1.3

Balance as of 31 December 2002 and 31 December 2003	163.1

During 2002, the Group completed the acquisition of the Zetters Pools business with an aggregate purchase price of £1.4m. Under both UK and US GAAP, a total of £1.3m has been recorded in goodwill in respect of this (see note 14 for the purchase price allocation).

Sportech PLC Form 20-F for the year ended 31 December 2003	F - 37

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

30. Summary of significant differences between US GAAP and UK GAAP (continued)

f)	Cash flow information

Under UK GAAP the Consolidated Cash Flow statement is presented in accordance with UK Financial Reporting Standard No. 1 as revised (“FRS 1”). The Statement prepared under FRS 1 presents substantially the same information as that required under US GAAP as interpreted by FAS No. 95. Under UK GAAP, cash comprises cash in hand (including overnight deposits), net of bank overdrafts. Under US GAAP, cash and cash equivalents include cash and short term investments with original maturities of three months or less.

Under UK GAAP, cash flows are presented for operating activities; returns on investments and servicing of finance; taxation; capital expenditure and financial investment; acquisitions and disposals; equity dividends paid; management of liquid resources and financing. US GAAP requires the classification of cash flows as resulting from operating, investing and financing activities.

Cash flows under UK GAAP in respect of interest received, interest paid, investment income and taxation would be included within operating activities under US GAAP. Capital expenditure and financial investment and cash flows from acquisitions and disposals would be included within investing activities under US GAAP. Dividends paid by subsidiary undertakings, minority interests, equity dividends paid, management of liquid resources and returns on investments and servicing of finance would be included within financing activities under US GAAP.

Set out below, for illustrative purposes, is a summary consolidated statement of cash flows under US GAAP:

	2001	2002	2003
	£m	£m	£m
Net cash (used in)/provided by operating activities	0.7	7.4	9.2
Net cash provided by/(used in) investing activities	(1.8)	(3.1)	(2.3)
Net cash (used in)/provided by financing activities	(3.9)	(11.2)	(8.8)
Net movement in investment in restricted cash	(1.2)	(0.5)	(0.1)

Net (decrease)/increase in cash and cash equivalents	(6.2)	(7.4)	(2.0)

Cash at the beginning of the year	17.9	11.7	4.3
Cash and cash equivalents at the end of the year	11.7	4.3	2.3

Net (decrease)/increase in cash and cash equivalents	(6.2)	(7.4)	(2.0)

The company has £1.8m of restricted cash as at December 31, 2003: (2002: £1.7m 2001: £1.2m) as discussed in more detail in note 17. In the current year, for amounts shown as cash in the table above, restricted cash has been excluded from the balances presented. Prior year amounts have been reclassified to reflect the current year presentation.

g)	Pre-contract costs

During the current and prior years, the Company incurred costs securing major new contracts to provide interactive television gaming products. Certain of these costs were required to be capitalised under UITF 34 “Pre-contract costs” and under UK GAAP, £0.4m in 2003, £0.8m in 2002 and £nil in earlier years of pre-contract costs were capitalised as intangible fixed assets.

Under US GAAP, start-up costs are defined as those one-time activities related to opening a new facility, introducing a new products or service, conducting business in new territory, conducting business in a new territory, or commencing some new operation. SoP 98-5 requires that these costs must be expensed as incurred. Accordingly, under US GAAP costs incurred have been expensed.

Sportech PLC Form 20-F for the year ended 31 December 2003	F - 38

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

30. Summary of significant differences between US GAAP and UK GAAP (continued)

h)	Defined benefit plan

At 31 December 2002, Sportech PLC had one statutorily approved defined benefit pension plan and one statutorily approved defined contribution plan. The basis for membership of these schemes is detailed in note 29.

Under UK and US GAAP, in respect of the defined contribution plan, contributions are paid by the member and the employer at fixed rates, these contributions are charged against income in the period they are paid. Benefits under the defined contribution plan reflect each employee’s fund at retirement and the cost of purchasing benefits at that time.

Under UK GAAP the cost of providing pension benefits is expensed over the average expected service lives of eligible employees in accordance with the provisions of Statement of Standard Accounting Practice (“SSAP”) 24 “Accounting for Pension Costs”. SSAP 24 aims to produce an estimate of cost based on long-term actuarial assumptions. Variations from the regular pension cost arising from, for example, experience deficiencies or surpluses, are charged or credited to the profit and loss account over the expected average remaining service lives of current employees in the schemes.

Under US GAAP, the annual pension cost comprises the estimated cost of benefits accruing in the period as determined in accordance with SFAS 87 ”Employers Accounting for Pensions”, which requires readjustment of the significant actuarial assumptions annually to reflect current market and economic conditions. Under FAS 87, part of the surplus (the excess of plan assets over plan liabilities), the majority of which for the Group is attributable to prior acquisitions, has been recognized in the balance sheet. The remainder of the unrecognized surplus is spread over the employees’ remaining service lifetimes.

A reconciliation of the beginning and end balances of the projected pension benefit obligation and the funded status of the defined benefit plan, prepared in accordance with FAS 87, is as follows:

:

	Year ended 31 December 2001	Year ended 31 December 2002	Year ended 31 December 2003
	£m	£m	£m
Change in benefit obligation
Benefit obligation at 1 January	—	0.3	0.5
Service cost	0.2	0.2	0.2
Interest cost	—	—	—
Employee contributions	0.1	0.1	0.2
Actuarial (gain)	—	(0.1)	(0.1)
Benefit payments	—	—	—

Benefit obligation at 31 December	0.3	0.5	0.8

Change in plan assets
Fair value of assets at 1 January 2002	—	0.3	0.6
Actuarial return on plan assets	—	—	0.1
Employer contributions	0.2	0.2	0.2
Employee contributions	0.1	0.1	0.1
Benefit payments	—	—	—

Fair value of assets at 31 December	0.3	0.6	1.0

Funded status at year end
Unrecognised Transition (Obligation)/Asset	—	—	—
Unrecognised net actuarial gain	—	0.1	0.2
Unrecognised prior service cost	—	—	—

Net amount recognised	—	0.1	0.2

Sportech PLC Form 20-F for the year ended 31 December 2003	F - 39

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

30. Summary of significant differences between US GAAP and UK GAAP (continued)

h)	Defined benefit plan (continued)

	Year ended 31 December 2001	Year ended 31 December 2002	Year ended 31 December 2003
	£m	£m	£m
Components of net periodic pension cost
Service cost	0.2	0.2	0.2
Interest cost	—	—	—
(Expected return on assets)	—	—	—
Amortisation of prior service cost	—	—	—
Recognised net actuarial (gain)	—	(0.1)	(0.1)
Amortisation of transition obligation	—	—	—

Net periodic pension cost	0.2	0.1	0.1

As a result, under US GAAP, net income would be £0.1m higher than UK GAAP and shareholders’ funds would be £0.2m higher than UK GAAP.

The weighted average actuarial assumptions used in determining benefit obligations were as follows:

	31 December 2001	31 December 2002	31 December 2003
Discount rate	5.7%	5.4%	5.3%
Salary increases	4.2%	4.0%	4.3%
Long term rate of return on assets	4.5%	5.7%	5.6%
Pension increases	2.7%	2.5%	2.8%

i)	Segments

The company has determined that its reportable segments are those that are based on the Group’s method of internal reporting, which disaggregates its business by product category. The Group’s segments are the same under UK GAAP and information with respect to the segments is presented in Notes 3 and 4 to the financial statements.

The accounting policies of the segments are the same as those described in Note 2. The Group’s management evaluates the performance of its segments and allocates resources to them based on underlying sales growth and trading margin improvement. There are no material inter-segment revenues.

j)	Recently Issued US Accounting Pronouncements

FA132 (Revised 2003)

FAS 132 (Revised 2003), Employers’ Disclosures about Pensions and Other Post-Retirement Benefits was issued on 23 December 2003 and is effective, subject to certain exemptions, for fiscal years ending on or after 15 December 2003. The Group has complied with the new requirements in these Financial Statements.

Sportech PLC Form 20-F for the year ended 31 December 2003	F - 40

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

30. Summary of significant differences between US GAAP and UK GAAP (continued)

j)	Recently Issued US Accounting Pronouncements (continued)

EITF 00-21

In January 2003, the Emerging Issues Task Force (EITF) issued EITF 00-21, ‘Accounting for Revenue Arrangements with Multiple Deliverables’. EITF 00-21 addresses the issues of how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting and how arrangement consideration should be measured and allocated to the separate units of accounting in the arrangement. EITF 00-21 does not change otherwise applicable revenue recognition criteria. EITF 00-21 is effective for revenue arrangements entered into in fiscal periods beginning after 15 June 2003. The adoption of EITF 00-21 has not, to date, had any significant impact on the Group’s financial position or results of operations.

FIN 45

In November 2002, the FASB issued FASB Interpretation No. 45 (FIN 45), ‘Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others’. FIN 45 requires a liability to be recognised at the time a company issues a guarantee for the fair value of the obligations assumed under certain guarantee agreements. The provisions for initial recognition and measurement of guarantee agreements are effective on a prospective basis for guarantees that are issued or modified after 31 December 2002. The adoption of this interpretation has had no impact on the Group’s financial position or results of operations.

FIN 46

In January 2003, the FASB issued FIN 46, ‘Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin (ARB) 51’, which was amended in December 2003 when the FASB issued FIN 46-R. FIN 46-R addresses the consolidation of entities for which control is achieved through means other than through voting rights (‘variable interest entities’ or ‘VIE’) by clarifying the application of ARB No. 51, ‘Consolidated Financial Statements’ to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46-R provides guidance on how to determine when and which business enterprise (the ‘primary beneficiary’) should consolidate the VIE. In addition, FIN 46-R requires that both the primary beneficiary and all other enterprises with a significant variable interest in a VIE make additional disclosures. FIN 46-R will be effective for the Company from January 1, 2004. The statement is not expected to have a material impact on the results of operations and financial position under US GAAP.

Sportech PLC Form 20-F for the year ended 31 December 2003	F - 41